Exhibit 99.1

Autoliv’s CFO to Become Partner in Private Equity Firm

(Stockholm, December 21, 2007) - - - Mr. Magnus Lindquist, Vice President of Autoliv Inc. and the Company’s Chief Financial Officer (CFO), has decided to resign from his position with the Company and to accept an offer to become a partner in Triton, a European private equity firm with operations in the U.K., Germany and Sweden.

His contractual notice period is six months. He will therefore remain in his current position to lead the completion of the 2007 year-end closing and to provide for a smooth transition.

Magnus Lindquist, age 44, has been Vice President and CFO of Autoliv since July, 2001. Prior to joining Autoliv, he was Executive Vice President of Perstorp AB, a Swedish-based chemical and materials technology corporation, with responsibility for Finance, Business Development & Strategy, Treasury and IT. He has also held various positions in other Swedish companies, including Stora, Skanska, Swedish Match and SEB Bank.

“I have enjoyed working with Magnus”, said the Autoliv President and CEO Jan Carlson “and I appreciate all the support he has given me and Autoliv. I therefore want to thank him for his support and contribution, and to wish him success and all the best in his future carrier”.

Inquiries:
Jan Carlson, President and CEO, Autoliv Inc.	+46-8-587 20 600
Magnus Lindquist, CFO & Vice President Finance, Autoliv Inc.	+ 46-8-587 20 612